As filed with the Securities and Exchange Commission on November 16, 2006
No.
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EXIDE TECHNOLOGIES
(Exact name of registrant as specified in its charter)

Delaware	23-0552730
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13000 Deerfield Parkway
Building 200
Alpharetta, GA 30004
(678) 566-9000
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Barbara A. Hatcher
Executive Vice President and General Counsel
Exide Technologies
13000 Deerfield Parkway
Building 200
Alpharetta, GA 30004
(678) 566-9000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Carter W. Emerson, P.C.
Kirkland & Ellis LLP
200 East Randolph Drive
Chicago, Illinois 60601
(312) 861-2000

Approximate date of commencement of proposed sale to the public:  From time to time on or after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ _ _

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
Title of Each Class of	Amount	Offering	Aggregate	Registration
Securities to be Registered	to be Registered(1)	Price per Share(2)	Offering Price(2)	Fee(3)
Common Stock, par value $0.01 per share	28,160,234 shares	$3.76	$105,882,479.80	$11,019.78

(1)	The amount of shares of common stock to be registered for resale include shares of common stock that have been issued to the selling stockholders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended.

(2)	Estimated solely for purposes of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended based on the average of the high and low sale prices of the registrant’s common stock on the Nasdaq Global Market on November 10, 2006.

(3)	Excess registration fees of $309.65 were paid on June 30, 2006 in connection with the Company’s Registration Statement on Form S-3 (No. 333-135564).

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 16, 2006

PROSPECTUS

28,160,234 Shares
of Common Stock

This prospectus relates to resales of shares of our common stock owned by the selling stockholders, including shares that have been issued to the selling stockholders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. The shares of our common stock are being registered pursuant to a registration rights agreement with the selling stockholders.

The prices at which the selling stockholders may sell the shares will be determined by prevailing market prices or through privately-negotiated transactions. We will not receive any proceeds from the sale of any of the shares. We have agreed to bear the expenses of registering the shares covered by this prospectus under federal and state securities laws.

The shares are being registered to permit the selling stockholders to sell the shares from time to time in the public market. The selling stockholders may sell the shares through ordinary brokerage transactions or through any other means described in the section titled “Plan of Distribution.” We do not know when or in what amount the selling stockholders may offer the shares for sale. The selling stockholders may sell any, all or none of the shares offered by this prospectus.

Our common stock is quoted on the Nasdaq Global Market under the symbol “XIDE.” The last reported sale price of our common stock on the Nasdaq Global Market on November 10, 2006 was $3.75 per share.

You should carefully consider the risk factors beginning on page 2 of this prospectus before making any decision to invest in our common stock.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is November   , 2006

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information from that contained or incorporated by reference in this prospectus. The information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus.

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SUMMARY

This summary highlights information about us and the common stock being offered by this prospectus. This summary is not complete and may not contain all of the information that you should consider prior to making an investment decision. You should read the entire document carefully. References in this prospectus to: “Exide,” “the Company,” “we,” “us” and “our” refer to Exide Technologies and its consolidated subsidiaries.

Our Business

We are a global producer and recycler of lead acid batteries. We provide a comprehensive range of stored electrical energy products and services for transportation and industrial applications. Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications. Industrial markets include batteries for telecommunications systems, fuel-cell load leveling, electric utilities, railroads, uninterruptible power supply, lift trucks, mining and other commercial vehicles. Our many brands include Exide®, Absolyte®, Centratm, Classic®, DETA®, Fulmen®, GNBtm, Liberatortm, Marathon®, Sonnenschein® and Tudor®.

We are a Delaware corporation organized in 1966 to succeed to the business of a New Jersey corporation founded in 1888. Our principal executive offices are located at 13000 Deerfield Parkway, Building 200, Alpharetta, Georgia 30004. Our phone number is (678) 566-9000. More comprehensive information about us and our products is available through our Internet website at www.exide.com. The information contained on our website, or other sites linked to it, is not incorporated by reference into this prospectus.

The Rights Offering and Sale of Additional Shares

On June 28, 2006, we entered into a Standby Purchase Agreement (as amended, the “Standby Purchase Agreement”) with Tontine Capital Partners, L.P. (“Tontine Capital”), Legg Mason Investment Trust, Inc. (“Legg Mason”) and Arklow Capital, LLC (“Arklow”) pursuant to which Tontine Capital, Legg Mason and Arklow agreed to purchase from us any and all shares of our common stock issuable upon the exercise of any rights remaining unsubscribed at the close of our previously announced rights offering at a price per share equal to the rights subscription price ($3.50 per share). Under the Standby Purchase Agreement, Tontine Capital and Legg Mason also agreed to purchase from us 14,285,714 additional shares for $3.50 per share. As a result, upon the closing of the rights offering and sale of additional shares to Tontine Capital and Legg Mason on September 18, 2006, Tontine Capital and its affiliates ( collectively, “Tontine”), Legg Mason and Arklow purchased from us 14,758,483, 8,452,431 and 1,574,641 shares of our common stock, respectively.

On September 18, 2006, as required under the Standby Purchase Agreement, we entered into a registration rights agreement with Tontine, Legg Mason and Arklow (the “Registration Rights Agreement”) pursuant to which we agreed to register the resale of the shares of our common stock that Tontine, Legg Mason and Arklow hold, including the shares they acquired under the Standby Purchase Agreement. This prospectus is part of a registration statement we have filed with the SEC to satisfy our obligations under the Registration Rights Agreement.

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with the other information contained in this prospectus, before making a decision to invest in our common stock. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Related to Our Business

We have experienced significant increases in raw material prices, particularly lead, and further changes in the prices of raw materials or in energy costs could have a material adverse impact on our business and financial condition.

Lead is the primary material by weight used in the manufacture of batteries, representing approximately one-third of our cost of goods sold. Average lead prices quoted on the London Metal Exchange (the “LME”) have risen dramatically, increasing from $920.00 per metric tonne for fiscal 2005 to $1,041.00 per metric tonne for fiscal 2006. As of November 3, 2006, lead prices quoted on the LME were $1,710.00 per metric tonne. If we are unable to increase the prices of our products proportionate to the increase in raw material costs, our gross margins will decline. We cannot provide assurance that we will be able to hedge our lead requirements at reasonable costs or that we will be able to pass on these costs to our customers. Increases in our prices could also cause customer demand for our products to be reduced and net sales to decline. The rising cost of lead requires us to make significant investments in inventory and accounts receivable, which reduces amounts of cash available for other purposes, including making payments on our notes and other indebtedness. We also consume significant amounts of steel and other materials in our manufacturing process and incur energy costs in connection with manufacturing and shipping of our products. The market prices of these materials are also subject to fluctuation, which could further reduce our available cash.

The going concern modification received from our independent registered public accounting firm for the fiscal year ended March 31, 2006 could cause adverse reactions from our creditors, vendors, customers and others.

Our financial statements for our fiscal year ended March 31, 2006 contain an audit report from our independent registered public accounting firm PricewaterhouseCoopers LLP that contains a “going concern modification,” stating that the uncertainty with respect to our ability to maintain compliance with our financial covenants through fiscal 2007 raises substantial doubt about our ability to continue as a going concern. This going concern modification was based on our suffering recurring losses and negative cash flows from operations and our inability to comply with one or more of the covenants of our senior secured credit facility during fiscal 2005 and fiscal 2006. There is no assurance that we will be able to meet our fiscal 2007 business plan and be in compliance with our senior secured credit facility through the period as of March 31, 2007. This going concern modification could create concerns on the part of our creditors, vendors, customers and others about whether we will be able to fulfill our contractual obligations and otherwise continue to operate our business, which could result in a tightening of our liquidity. The going concern modification could also be perceived negatively by the capital markets, which could adversely affect the prices of our common stock as well as our ability to raise capital.

We are subject to a preliminary SEC inquiry.

On July 1, 2005 we were informed by the Enforcement Division of the U.S. Securities and Exchange Commission (the “SEC”) that it has commenced a preliminary inquiry into statements we made during fiscal 2006 about our ability to comply with fiscal 2005 loan covenants and the going concern modification in the audit report in our annual report on Form 10-K for fiscal 2005, which we filed with the SEC in June 2005. If the preliminary inquiry results in a formal investigation, it could have a material adverse effect on our financial position, results of operations and cash flows.

We are subject to fluctuations in exchange rates and other risks associated with our non-U.S. operations which could adversely affect our results of operations.

We have significant manufacturing operations in, and export to, several countries outside the United States. Approximately 58% of our net sales for fiscal 2006 were generated in Europe, Asia and Australia, with the vast majority generated in Europe in Euros and British Pounds. Because such a significant portion of our operations is based overseas, we are exposed to foreign currency risk, resulting in uncertainty as to future assets and liability values, and results of operations that are denominated in foreign currencies. We invoice foreign sales and service transactions in local currencies, using actual exchange rates during the period, and translate these revenues and expenses into U.S. dollars at average monthly exchange rates. Because a significant portion of our net sales and expenses are denominated in foreign currencies, the depreciation of these foreign currencies in relation to the U.S. dollar could adversely affect our reported net sales and operating margins. We translate our non-U.S. assets and liabilities into U.S. dollars using current rates as of the balance sheet date. Therefore, foreign currency depreciation against the U.S. dollar would result in a decrease of our net investment in foreign subsidiaries.

In addition, foreign currency depreciation, particularly depreciation of the Euro, would make it more expensive for our non-U.S. subsidiaries to purchase certain of our raw material commodities that are priced globally in U.S. dollars, such as lead, which is quoted on the LME in U.S. dollars. We do not engage in significant hedging of our foreign currency exposure and cannot assure that we will be able to hedge our foreign currency exposures at a reasonable cost.

There are other risks inherent in our non-U.S. operations, including:

•	changes in local economic conditions, including disruption of markets;

•	changes in laws and regulations, including changes in import, export, labor and environmental laws;

•	exposure to possible expropriation or other government actions; and

•	unsettled political conditions and possible terrorist attacks against American interests.

These and other factors may have a material adverse effect on our non-U.S. operations or on our results of operations and financial condition.

Our liquidity is affected by the seasonality of our business. Warm winters and cool summers adversely affect us.

We sell a disproportionate share of our automotive aftermarket batteries during the fall and early winter. Resellers buy automotive batteries during these periods so they will have sufficient inventory for cold weather periods. In addition, many of our industrial battery customers in Europe do not place their battery orders until the end of the calendar year. This seasonality increases our working capital requirements and makes us more sensitive to fluctuations in the availability of liquidity. Unusually cold winters or hot summers may accelerate battery failure and increase demand for automotive replacement batteries. Mild winters and cool summers may have the opposite effect. As a result, if our sales are reduced by an unusually warm winter or cool summer, it is not possible for us to recover these sales in later periods. Further, if our sales are adversely affected by the weather, we cannot make offsetting cost reductions to protect our liquidity and gross margins in the short-term because a large portion of our manufacturing and distribution costs are fixed.

Decreased demand in the industries in which we operate may adversely affect our business.

Our financial performance depends, in part, on conditions in the automotive, material handling and telecommunications industries, which, in turn, are generally dependent on the U.S. and global economies. As a result, economic and other factors adversely affecting production by original equipment manufacturers (“OEMs”) and their customers’ spending could adversely impact our business. Relatively modest declines in customer purchases from us could have a significant adverse impact on our profitability because we have substantial fixed production costs. If our OEM and large aftermarket customers reduce their inventory levels, and reduce their orders, our performance would be significantly adversely impacted. In this environment, we cannot predict future production rates or inventory levels or the underlying economic factors. Continued uncertainty and unexpected fluctuations may have a significant negative impact on our business.

The remaining portion of our battery sales are of aftermarket batteries. The factors influencing demand for automotive replacement batteries include: (1) the number of vehicles in use; (2) average battery life; (3) the average age of vehicles and their operating environment; (4) weather conditions; and (5) population growth and overall economic conditions. Any significant adverse change in any one of these factors may have a significant negative impact on our business.

The loss of our sole supplier of polyethylene battery separators would have a material adverse effect on our business.

We rely exclusively on a single supplier to fulfill our needs for polyethylene battery separators — a critical component to many of our products. There is no second source that could readily provide the volume of polyethylene separators used by us. As a result, any major disruption in supply from this supplier would have a material adverse impact on us. If we are not able to maintain a good relationship with this supplier, or if for reasons beyond our control the supplier’s service were disrupted, our business may experience a significant negative impact.

Many of the industries in which we operate are cyclical.

Our operating results are affected by the general cyclical pattern of the industries in which our major customer groups operate. Any decline in the demand for new automobiles, light trucks, and sport utility vehicles could have a material adverse impact on the financial condition and results of operations of our transportation battery divisions. A weak capital expenditure environment in the telecommunications, uninterruptible power systems and electric industrial forklift truck markets could have a material adverse impact on the financial condition and results of operations of our industrial energy divisions.

We are subject to pricing pressure from our larger customers.

We face significant pricing pressures in all of our business segments from our larger customers. Because of our customers’ purchasing size, our larger customers can influence market participants to compete on price and other terms. Such customers also use their buying power to negotiate lower prices. If we are not able to offset pricing reductions resulting from these pressures by improved operating efficiencies and reduced expenditures, those price reductions may have an adverse impact on our business.

We face increasing competition and pricing pressure from other companies in our industries, and if we are unable to compete effectively with these competitors, our sales and profitability could be adversely affected.

We compete with a number of major domestic and international manufacturers and distributors of lead acid batteries, as well as a large number of smaller, regional competitors. Due to excess capacity in some sectors of our industry and consolidation among industrial purchasers, we have been subjected to continual and significant pricing pressures. The North American, European and Asian lead acid battery markets are highly competitive. The manufacturers in these markets compete on price, quality, technical innovation, service and warranty. In addition, we are experiencing heightened competitive pricing pressure as Asian producers, able to employ labor at significantly lower costs than producers in the U.S. and Western Europe, expand their export capacity and increase their marketing presence in our major markets.

If we are not able to develop new products or improve upon our existing products on a timely basis, our business and financial condition could be adversely affected.

We believe that our future success depends, in part, on the ability to develop, on a timely basis, new technologically advanced products or improve on our existing products in innovative ways that meet or exceed our competitors’ product offerings. Maintaining our market position will require continued investment in research and development and sales and marketing. Industry standards, customer expectations, or other products may emerge that could render one or more of our products less desirable or obsolete. We may be unsuccessful in making the technological advances necessary to develop new products or improve our existing products to maintain our market position. If any of these events occur, it could cause decreases in sales and have an adverse effect on our business and financial condition.

We may be adversely affected by the instability and uncertainty in the world financial markets and the global economy, including the effects of turmoil in the Middle East.

Instability in the world financial markets and the global economy, including (and as a result of) the turmoil in the Middle East, may create uncertainty in the industries in which we operate, and may adversely affect our business. In addition, terrorist activities may cause unpredictable or unfavorable economic conditions and could have a material adverse impact on our operating results and financial condition.

We may be unable to successfully implement our business strategy, which could adversely affect our results of operations and financial condition.

Our ability to achieve our business and financial objectives is subject to a variety of factors, many of which are beyond our control. For example, we may not be successful in increasing our manufacturing and distribution efficiency through productivity, process improvements and cost reduction initiatives. Further, we may not be able to realize the benefits of these improvements and initiatives within the time frames we currently expect. In addition, we may not be successful in increasing our percentage of captive arrangements and spent battery collections or in hedging our lead requirements, leaving us exposed to fluctuations in the price of lead. Additionally, our implementation of these strategies could be delayed due to our limited liquidity. Any failure to successfully implement our business strategy could adversely affect results of operations and financial condition, and could further impair our ability to make certain strategic capital expenditures and meet our restructuring objectives.

We are subject to costly regulation in relation to environmental, health and safety matters, which could adversely affect our business and results of operations.

In the manufacture of our products throughout the world, we manufacture, distribute, recycle and otherwise use large amounts of potentially hazardous materials, especially lead and acid. As a result, we are subject to a substantial number of costly regulations, including limits on employee blood lead levels. In particular, we are required to comply with increasingly stringent requirements of federal, state and local environmental and occupational safety and health laws and regulations in the United States and other countries, including those governing emissions to air, discharges to water, noise and odor emissions; the generation, handling, storage, transportation, treatment and disposal of waste materials; and the cleanup of contaminated properties and human health and safety. Compliance with these laws and regulations results in ongoing costs. We could also incur substantial costs, including cleanup costs, fines and civil or criminal sanctions, third party property damage or personal injury claims, or costs to upgrade or replace existing equipment, as a result of violations of or liabilities under environmental laws or non-compliance with environmental permits required at our facilities. In addition, many of our current and former facilities are located on properties with histories of industrial or commercial operations. Because some environmental laws can impose liability for the entire cost of cleanup upon any of the current or former owners or operators, regardless of fault, we could become liable for the cost of investigating or remediating contamination at these properties if contamination requiring such activities is discovered in the future. We may become obligated to pay material remediation-related costs at our Tampa, Florida facility in the amount of approximately $12.5 million to $20.5 million, at the Columbus, Georgia facility in the amount of approximately $6.0 million to $9.0 million and at the Sonalur, Portugal facility in the amount of $3.5 million to $7.0 million.

We cannot be certain that we have been, or will at all times be, in complete compliance with all environmental requirements, or that we will not incur additional material costs or liabilities in connection with these requirements in excess of amounts we have reserved. Private parties, including current or former employees, could bring personal injury or other claims against us due to the presence of, or exposure to, hazardous substances used, stored or disposed of by us, or contained in our products, especially lead. Environmental requirements are complex and have tended to become more stringent over time. These requirements or their enforcement may change in the future in a manner that could have a material adverse effect on our business, results of operations and financial condition. We have made and will continue to make expenditures to comply with environmental requirements. These requirements, responsibilities and associated expenses and expenditures, if they continue to increase, could have a material adverse effect on our business and results of operations. While our costs to defend and settle claims arising under environmental laws in the past have not been material, we cannot provide assurance that this will remain so in the future.

The EPA or state environmental agencies could take the position that we have liability under environmental laws that were not discharged in bankruptcy. To the extent these authorities are successful in disputing the pre-petition nature of these claims, we could be required to perform remedial work that has not yet been performed for alleged pre-petition contamination, which would have a material adverse effect on our financial condition, cash flows or results of operations.

The EPA or state environmental agencies could take the position that we have liability under environmental laws that were not discharged in bankruptcy. To the extent these authorities are successful in disputing the pre-petition nature of these claims, we could be required to perform remedial work that has not yet been performed for alleged pre-petition contamination, which would have a material adverse effect on our financial condition, cash flows or results of operations. We have previously been advised by the EPA or state agencies that we are a “Potentially Responsible Party” under the Comprehensive Environmental Response, Compensation and Liability Act or similar state laws at 97 federally defined Superfund or state equivalent sites. At 45 of these sites, we have paid our share of liability and believe that it is probable that our liability for most of the remaining sites will be treated as disputed unsecured claims under our Joint Plan of Reorganization (the “Plan”). However, there can be no assurance that these matters will be discharged. In addition, the EPA, in the course of negotiating this pre-petition claim, had notified us of the possibility of additional clean-up costs associated with Hamburg, Pennsylvania properties of approximately $35.0 million. To date, the EPA has not made a formal claim for this amount or provided any support for this estimate. To the extent the EPA or other environmental authorities disputed the pre-petition nature of these claims, we would intend to resist any such effort to evade the bankruptcy law’s intended result, and believe there are substantial legal defenses to be asserted in that case. However, there can be no assurance that we would be successful in challenging any such actions.

We may be adversely affected by legal proceedings to which we are, or may become, a party.

We are subject to a number of litigation and regulatory proceedings, the results of which could have a material adverse effect on our business, financial condition or results of operations. No assurances can be given that we will be able to successfully defend any such litigation and regulatory proceedings, and adverse results in one or more of such litigation and regulatory proceedings could have a material adverse effect on our business or operations.

The cost of resolving our pre-petition disputed claims, including legal and other professional fees involved in settling or litigating these matters, could have a material adverse effect on our financial condition, cash flows and results of operations.

At September 30, 2006, there were approximately 850 pre-petition disputed unsecured claims on file in the bankruptcy case that remain to be resolved through our 2004 plan of reorganization’s claims reconciliation and allowance procedures. We established a reserve of common stock and warrants to purchase common stock for issuance to holders of these disputed unsecured claims as the claims are allowed by the bankruptcy court. Although these claims are generally resolved through the issuance of common stock and warrants from the reserve rather than the payment of money, the process of resolving these claims through settlement or litigation requires considerable resources, including expenditures for legal and professional fees and the attention of our personnel. These costs could have a material adverse effect on our financial condition, cash flows and results of operations. We are unable to predict how the recent declines in our stock price will impact this process given that our common stock is the currency in which these claims are resolved. On the one hand, lower stock prices may make some plaintiffs less willing to litigate but, on the other hand, may make some plaintiffs less willing to settle for less than the full amount of their claims depending on a variety of factors, including the strength of the plaintiff’s claims and the size of the plaintiff’s anticipated ultimate award.

Holders of our common stock are subject to the risk of dilution of their investment as the result of the issuance of additional shares of common stock and warrants to purchase common stock to holders of pre-petition claims to the extent the reserve of common stock and warrants established to satisfy such claims is insufficient.

Pursuant to our 2004 plan of reorganization, we have established a reserve of common stock and warrants to purchase common stock for issuance to holders of general unsecured pre-petition disputed claims. To the extent this reserve is insufficient to satisfy these disputed claims, we would be required to issue additional shares of common stock and warrants, which would result in dilution to holders of our common stock.

We agreed pursuant to our 2004 plan of reorganization to issue (i) 25,000,000 shares of common stock and (ii) warrants initially exercisable for 6,250,000 shares of common stock, distributed as follows:

•	holders of pre-petition secured claims were allocated collectively 22,500,000 shares of common stock; and

•	holders of general unsecured claims were allocated collectively (i) 2,500,000 shares of common stock and (ii) warrants to purchase 6,250,000 shares of common stock at $32.11 per share (adjusted to 6,621,165 shares with a per share price adjusted to $30.31 following the rights offering and sale of additional shares of common stock which closed September 18, 2006), and approximately 13.4% of such new common stock and warrants were initially reserved for distribution for disputed general unsecured claims under our 2004 plan of reorganization’s claims reconciliation and allowance procedures.

Under the claims reconciliation and allowance process set forth in our 2004 plan of reorganization, the Official Committee of Unsecured Creditors, in consultation with us, established a reserve to provide for a pro rata distribution of common stock and warrants to holders of disputed general unsecured claims as they become allowed. As claims are evaluated and processed, we will object to some claims or portions thereof, and upward adjustments (to the extent stock and warrants not previously distributed remain) or downward adjustments to the reserve will be made pending or following adjudication or other resolution of these objections. Predictions regarding the allowance and classification of claims are inherently difficult to make. With respect to environmental claims in particular, there is inherent difficulty in assessing our potential liability due to the large number of other potentially responsible parties. For example, a demand for the total cleanup costs of a landfill used by many entities may be asserted by the government using joint and several liability theories. Although we believe that there is a reasonable basis in law to believe that we will ultimately be responsible for only our share of these remediation costs, there can be no assurance that we will prevail on these claims. In addition, the scope of remedial costs, or other environmental injuries, are highly variable and estimating these costs involves complex legal, scientific and technical judgments. Many of the claimants who have filed disputed claims, particularly environmental and personal injury claims, produce little or no proof of fault on which we can assess our potential liability and either specify no determinate amount of damages or provide little or no basis for the alleged damages. In some cases we are still seeking additional information needed for claims assessment. Information that is unknown to us at the current time may significantly affect our assessment regarding the adequacy of the reserve amounts in the future.

As general unsecured claims have been allowed in the bankruptcy court, we have distributed common stock at a rate of approximately one share per $383.00 in allowed claim amount and approximately one warrant per $153.00 in allowed claim amount. These rates were established based upon the assumption that the stock and warrants allocated to non-noteholder general unsecured claims on the effective date of our 2004 plan of reorganization, including the reserve established for disputed general unsecured claims, would be fully distributed so that the recovery rates for all allowed unsecured claims would comply with our 2004 plan of reorganization without the need for any redistribution or supplemental issuance of securities. If the amount of non-noteholder general unsecured claims that is eventually allowed exceeds the amount of claims anticipated in the setting of the reserve, additional common stock and warrants will be issued for the excess claim amounts at the same rates as used for the other non-noteholder general unsecured claims. If this were to occur, additional common stock would also be issued to the holders of prepetition secured claims to maintain the ratio of their distribution in common stock at nine times the amount of common stock distributed for all unsecured claims. Based on information currently available, as of October 20, 2006, approximately 7.4% of new stock and warrants reserved for distribution for disputed general unsecured claims has been distributed. We also continue to resolve certain non-objected claims.

Work stoppages or other labor issues at our facilities or our customers’ or suppliers’ facilities could adversely affect our operations.

At March 31, 2006, approximately 20% of our North American and many of our non-U.S. employees were unionized. It is likely that a significant portion of our workforce will remain unionized for the foreseeable future. It is also possible that the portion of our workforce that is unionized may increase in the future. Contracts covering approximately 591 of our domestic employees will expire in 2007, and the remainder thereafter. In addition, contracts covering most of our union employees in Europe and the rest of the world expire on various dates through fiscal 2007. Although we believe that our relations with employees are generally good, if conflicts develop between us and our employees’ unions in connection with the renegotiation of these contracts or otherwise, work stoppages or other labor disputes could result. A work stoppage at one or more of our plants, or a material increase in our costs due to unionization activities, may have a material adverse effect on our business. Work stoppages at the facilities of our customers or suppliers may also negatively affect our business. If any of our customers experience a material work stoppage, that customer may halt or limit the purchase of our products. This could require us to shut down or significantly reduce production at facilities relating to those products. Moreover, if any of our suppliers experience a work stoppage, our operations could be adversely affected if an alternative source of supply is not readily available.

Our ability to operate our business effectively could be impaired if we fail to attract and retain experienced key personnel.

Our success depends, in part, on the continued contributions and experience of our senior officers and other key personnel. Certain of our senior officers are relatively new. The fact that certain of our key senior officers are recent additions to our staff and may not possess knowledge of our historical operations could adversely affect the operation of our business. Moreover, if in the future we lose or suffer an extended interruption in the service of one or more of our other senior officers or key employees, our financial condition and operating results may be adversely affected.

Our internal control over financial reporting was not effective as of March 31, 2006.

Pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder, our management was required to furnish a report on, and our independent registered public accounting firm attested to, our internal controls over financial reporting in our Annual Report on Form 10-K for the year ended March 31, 2006. In connection with the preparation of this report, our management assessed the effectiveness of our internal control over financial reporting as of March 31, 2006, and this assessment identified several material weaknesses relating to ineffective controls over accounting for inventories and investments in affiliates, lack of sufficient resources in accounting and finance, lack of segregation of duties and ineffective controls over period-end accounting for income taxes. Because of these material weaknesses, our management concluded that our internal controls over financial reporting were not effective as of March 31, 2006 based on the criteria in the Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. In an effort to remediate the material weaknesses and other deficiencies, we are currently implementing a number of changes to our internal controls including hiring additional personnel to focus on ongoing remediation initiatives. However, there can be no assurance that such remediation steps will be successful, that we will not have significant deficiencies or other material weaknesses in the future or that, when next evaluated, our management will conclude, and our auditors will determine, that our internal control over financial reporting is effective. Any failure to implement effective internal controls could harm our operating results or cause us to fail to meet our reporting obligations. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative effect on the trading price of our common stock, and may require us to incur additional costs to improve our internal control system.

Our substantial indebtedness could adversely affect our financial condition.

We have a significant amount of indebtedness. As of September 30, 2006, we had total indebtedness, including capital leases, of approximately $675.3 million. Our level of indebtedness could have significant consequences. For example, it could:

•	limit our ability to borrow money or sell stock to fund our working capital, capital expenditures, acquisitions and debt service requirements;

•	substantially increase our vulnerability to changes in interest rates, because a substantial portion of our indebtedness bears interest at floating rates;

•	limit our flexibility in planning for, or reacting to, changes in our business and future business opportunities;

•	make us more vulnerable to a downturn in our business or in the economy;

•	place us at a disadvantage to some of our competitors, who may be less highly leveraged than us; and

•	require a substantial portion of our cash flow from operations to be used for debt payments, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes.

One or a combination of these factors could adversely affect our financial condition. Subject to restrictions in the indenture governing our convertible notes and our senior secured credit facility, we may incur additional indebtedness, which could increase the risks associated with our already substantial indebtedness.

Restrictive covenants restrict our ability to operate our business and to pursue our business strategies, and our failure to comply with these covenants could result in an acceleration of our indebtedness.

Our senior credit facility and the indenture governing our senior secured notes contain covenants that restrict our ability to finance future operations or capital needs, to respond to changing business and economic conditions or to engage in other transactions or business activities that may be important to our growth strategy or otherwise important to us. The credit agreement and the indenture governing our senior secured notes restrict, among other things, our ability and the ability of our subsidiaries to:

•	incur additional indebtedness or enter into sale and leaseback transactions;

•	pay dividends or make distributions on our capital stock or certain other restricted payments or investments;

•	purchase or redeem stock;

•	issue stock of our subsidiaries;

•	make investments and extend credit;

•	engage in transactions with affiliates;

•	transfer and sell assets;

•	effect a consolidation or merger or sell, transfer, lease or otherwise dispose of all or substantially all of our assets; and

•	create liens on our assets to secure debt.

In addition, our senior credit facility requires us to maintain minimum consolidated earnings before interest, taxes, depreciation, amortization and restructuring costs (“Adjusted EBITDA”) and requires us to repay outstanding borrowings with portions of the proceeds we receive from certain sales of property or assets and specified future debt offerings. Our ability to comply with the covenants in our senior credit facility may be affected by events beyond our control, and we may not be able to meet the financial ratios.

Any breach of the covenants in our senior secured credit agreement or the indenture governing our senior secured notes could cause a default under our senior secured credit agreement and other debt (including our notes), which would restrict our ability to borrow under our credit facility, thereby significantly impacting our liquidity. If there were an event of default under any of our debt instruments that was not cured or waived, the holders of the defaulted debt could cause all amounts outstanding with respect to the debt instrument to be due and payable immediately. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments if accelerated upon an event of default. If, as or when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our senior credit facility, the lenders under our senior credit facility could institute foreclosure proceedings against the assets securing borrowings under the senior credit facility.

In fiscal 2005 and 2006, we were unable to comply with certain financial and other covenants in our senior credit facility at various times. In order to avoid an event of default, we were required to obtain waivers and amendments of such covenants from the lenders. This resulted in the payment of amendment fees as well as legal fees and other costs associated with the amendments, adversely affected our ability to maintain trade credit terms and contributed to our independent auditors including a going concern modification in their reports on our fiscal 2005 and 2006 financial statements.

We have entered into a plea agreement with the U.S. Attorney for the Southern District of Illinois under which we are required to pay a fine of $27.5 million over five years. If we are unable to post adequate security for this fine by February 2007 and the U.S. District Court is unwilling to modify the plea agreement, we could be unable to remain in compliance with the provisions of our senior credit facility and the indenture governing our senior secured notes, which could have a material adverse effect on our business and financial condition.

In 2001, we reached a plea agreement with the U.S. Attorney for the Southern District of Illinois (the “U.S. Attorney”) resolving an investigation into a scheme by former officers and certain corporate entities involving fraudulent representations and promises in connection with the distribution, sale and marketing of automotive batteries between 1994 and 1997. We agreed to pay a fine of $27.5 million over five years, to five-years probation and to cooperate with the U.S. Attorney in its prosecution of the former officers. We filed for bankruptcy in April 2002 and did not pay any installments of the criminal fine before or during our bankruptcy proceedings, nor did we pay any installments of the criminal fine after we emerged from bankruptcy in May 2004. In 2002, the U.S. Attorney filed a claim against us as a general unsecured creditor and on May 31, 2006, the District Court approved a Joint Agreement and Proposed Joint Resolution of Issues Raised in the Government’s Motion Filed on November 18, 2005 Regarding the Payment of Criminal Fine and modified our schedule to pay the $27.5 million fine through quarterly payments over the next five years, ending in 2011. Under the order, we must provide security in a form acceptable to the court and to the government by February 26, 2007 for its guarantee of any remaining unpaid portion of the fine, but may petition the court if we believe our financial viability would be jeopardized by providing such security. If we are not able to provide security in a form acceptable to the court and to the government by February 26, 2007 and the district court is unwilling to modify the plea agreement, then the resulting obligation to provide such security could result in our inability to maintain compliance with our senior credit facility and the indenture governing our senior secured notes, which could have a material adverse effect on our business and financial condition. We plan to initiate discussions with lenders under our senior credit facility, holders of the notes and the Pension Benefit Guaranty Corporation regarding amendments to such debt agreements, which would allow us to supply the government with security for the remaining balance of the fine. We are uncertain as to the likelihood of obtaining such amendments and the costs associated therewith.

We have large pension contributions required over the next several years.

Cash contributions to our pension plans are generally made in accordance with minimum regulatory requirements. Our U.S. pension plans are currently significantly under-funded. Based on current assumptions and regulatory requirements, our minimum future cash contribution requirements for our U.S. pension plans are expected to remain relatively high for the next few fiscal years. On November 17, 2004, we received written notification of a tentative determination from the IRS granting a temporary waiver of our minimum funding requirements for our U.S. pension plans for calendar years 2003 and 2004, amounting to approximately $50.0 million, net, under Section 412(d) of the Internal Revenue Code, subject to providing a lien satisfactory to the Pension Benefit Guaranty Corporation. Based upon the temporary waiver and sensitivity to varying economic scenarios, we expect our cumulative minimum future cash contributions to our U.S. pension plans will total approximately $115 million to $165 million from fiscal 2007 to fiscal 2011, including $46.7 million in fiscal 2007. We expect that cumulative contributions to our non U.S. pension plans will total approximately $84 million from fiscal 2007 to fiscal 2011, including $16.1 million in fiscal 2007. In addition, we expect that cumulative contributions to our other post-retirement benefit plans will total approximately $13 million from fiscal 2007 to fiscal 2011, including $2.8 million in fiscal 2007.

Risks Related to our Common Stock

Sales, or the availability for sale, of substantial amounts of our common stock could adversely affect the value of our common stock.

No prediction can be made as to the effect, if any, that future sales of our common stock, or the availability of common stock for future sales, will have on the market price of our common stock. Sales of substantial amounts of our common stock in the public market, and the availability of shares for future sale, including shares of our common stock issuable upon exercise of outstanding options to acquire shares of our common stock, shares of our common stock that may be issued upon conversion of our convertible notes and shares covered by warrants issued and issuable under our 2004 plan of reorganization, could adversely affect the prevailing market price of our common stock. This in turn would adversely affect the fair value of the common stock and could impair our future ability to raise capital through an offering of our equity securities.

Our common stock price may be volatile.

The price at which our common stock trades may be volatile and may fluctuate due to factors such as:

•	our historical and anticipated quarterly and annual operating results;

•	variations between our actual results and analyst and investor expectations or changes in financial estimates and recommendations by securities analysts;

•	investor perceptions of our company and comparable public companies;

•	our ability to comply with financial covenants in our senior credit facility; and

•	conditions and trends in general market conditions.

Fluctuations may be unrelated to or disproportionate to company performance. These fluctuations may result in a material decline in the trading price of our common stock.

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements. These statements may be found throughout this prospectus, particularly under the headings “Summary” and “Risk Factors,” among others. Forward-looking statements typically are identified by the use of terms such as “may,” “will,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend” and similar words, although some forward-looking statements are expressed differently. You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or state other “forward-looking” information based on currently available information. The factors listed above under the heading “Risk Factors” and in other sections of this prospectus provide examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These statements include, among other things, the following:

•	projections of revenues, cost of raw materials, income or loss, earnings or loss per share, capital expenditures, growth prospects, dividends, the effect of currency translations, capital structure and other financial items;

•	statements regarding our plans and objectives, including the introduction of new products or estimates or predictions of actions by customers, suppliers, competitors or regulating authorities;

•	statements of future economic performance;

•	statements of assumptions, such as the prevailing weather conditions in our market areas, underlying other statements and statements about our business; and

•	statements regarding our ability to obtain amendments under our debt agreements.

Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to the following general factors:

•	adverse reactions by creditors, vendors, customers and others to the going concern modification in the independent registered public accounting firm’s audit report for the fiscal year ended March 31, 2006;

•	our ability to implement and fund our business strategies and restructuring plans based on current liquidity;

•	lead, which experiences significant fluctuations in market price and which, as a hazardous material, may give rise to costly environmental and safety claims, can affect our results because it is a major constituent in most of our products;

•	unseasonable weather (warm winters and cool summers), which adversely affects demand for automotive and some industrial energy batteries;

•	our reliance on a single supplier for our polyethylene battery separators;

•	a pending preliminary SEC inquiry;

•	our substantial debt and debt service requirements which restrict our operating and financial flexibility, and impose significant interest and financing costs and our ability to comply with the covenants in our debt agreements or obtain waivers of noncompliance;

•	we are subject to a number of litigation and regulatory proceedings, the results of which could have a material adverse effect on our business, financial condition or results of operations;

•	the realization of the tax benefits of our net operating loss carry forwards, which are dependent upon future taxable income;

•	the battery markets in North America and Europe are very competitive and, as a result, it is often difficult to maintain margins;

•	foreign operations involve risk such as disruption of markets, changes in import and export laws, currency restrictions, currency exchange rate fluctuations and possible terrorist attacks against U.S. interests;

•	we are exposed to fluctuations in interest rates on our variable debt which can affect our results;

•	our ability to maintain and generate liquidity to meet our operating needs;

•	general economic conditions;

•	Asian batteries sold in North America and Europe at lower prices;

•	our ability to acquire goods and services and/or fulfill labor needs at budgeted costs;

•	our ability to attract and retain key personnel;

•	our ability to pass along increased material costs to our customers;

•	the loss of one or more of our major customers;

•	our significant pension obligations over the next several years;

•	the substantial management time and financial and other resources needed for our consolidation and rationalization of acquired entities; and

•	our ability to comply with the provisions of Section 404 of the Sarbanes-Oxley Act of 2002.

Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from our expectations are disclosed under “Risk Factors” and elsewhere in this prospectus. The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update beyond that required by law any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

USE OF PROCEEDS

The common stock to be offered and sold pursuant to this prospectus will be offered and sold by the selling shareholders. We will not receive any proceeds from the sale of the shares by the selling shareholders.

SELLING SECURITYHOLDERS

The following table sets forth, to our knowledge, certain information about the selling stockholders as of October 2, 2006.

We do not know when or in what amounts a selling stockholder may offer shares for sale. The selling stockholders may sell any or all of the shares offered by this prospectus. Because the selling stockholders may offer all or some of the shares pursuant to this offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the shares, we cannot estimate the number of the shares that will be held by the selling stockholders after completion of the offering.

For purposes of this table, we have assumed that, after completion of the offering, none of the shares covered by this prospectus will be held by the selling stockholders.

Beneficial ownership is determined in accordance with the rules of the SEC, and includes voting or investment power with respect to shares. Unless otherwise indicated below, to our knowledge, all persons named in the table have sole voting and investment power with respect to their shares of common stock. The inclusion of any shares in this table does not constitute an admission of beneficial ownership for the person named below.

				Percentage of
	Shares of Common	Shares of Common	Common Stock	Common Stock
Name of Selling	Stock Owned Prior	Stock That May be	Owned After	Owned After
Securityholder	to the Offering	Offered Hereby	the Offering	the Offering(1)

Jeffrey L. Gendell(2)	17,183,870	17,183,870	—	—%
Legg Mason Investment Trust, Inc.	8,452,431	8,452,431	—	—
Arklow Capital, LLC(3)	3,201,517	2,523,933	677,584	1.1

(1)	Based on 60,701,348 shares of common stock issued and outstanding as of October 2, 2006. Assumes that 100% of the common stock offered hereby was sold.

(2)	Jeffrey L. Gendell (“Mr. Gendell”) is the managing member of Tontine Capital Management, L.L.C. (“TCM”), a Delaware limited liability company, the general partner of Tontine Capital Partners, L.P., a Delaware limited partnership (“TCP”). Mr. Gendell is the managing member of Tontine Management, L.L.C. (“TM”), a Delaware limited liability company, the general partner of Tontine Partners, L.P., a Delaware limited partnership (“TP”). Mr. Gendell is also the managing member of Tontine Overseas Associates, L.L.C., a Delaware limited liability company (“TOA”), the investment manager to Tontine Overseas Fund, Ltd., a Cayman Islands corporation (“TOF”) and certain separately managed accounts. Mr. Gendell is also the managing member of Tontine Capital Overseas GP, L.L.C., a Delaware limited liability company (“TCO”), the general partner of Tontine Capital Overseas Master Fund, L.P., a Cayman Islands limited partnership (“TMF”). Mr. Gendell indirectly owns 17,183,870 shares of common stock which is made up of the following: TCP directly owns 8,002,971 shares of common stock; TP directly owns 5,798,717 shares of common stock; TMF directly owns 900,000 shares of common stock; TOF beneficially owns 2,389,305 shares of common stock; and certain separately managed accounts own 92,877 shares of common stock. All of the foregoing shares of common stock may be deemed to be beneficially owned by Mr. Gendell. Mr. Gendell disclaims beneficial ownership of such shares of common stock for purposes of Section 16(a) of the Securities Exchange Act of 1934, as amended, or otherwise, except as to securities representing Mr. Gendell’s pro rata interest in, and interest in the profits of, TCP, TP, TM, TOA, TMF and TOF.

(3)	Reported shares include warrants exercisable into 677,584 shares of our common stock.

None of the selling stockholders has held any position or office with us or any of our subsidiaries within the past three years. Under the Standby Purchase Agreement, we agreed to elect or appoint two nominees of Tontine (who are reasonably acceptable to our Board of Directors) to our Board of Directors. As of the date hereof one Tontine nominee, Paul W. Jennings, has been appointed to our Board. We have agreed to allow Tontine until December 31, 2006 to nominate a second individual to our Board. Under the Standby Purchase Agreement, we also agreed that for so long as Tontine retains over 50% of its shares of our common stock held immediately after the closing of the rights offering and sale of additional shares to Tontine and Legg Mason, Tontine may designate one person who is either an employee of Tontine or is otherwise reasonably acceptable to our Board to act, subject to certain conditions and restrictions, as an observer to our Board.

We have also entered into the Registration Rights Agreement with the selling stockholders under which we agreed to register shares of our common stock held by the selling stockholders.

PLAN OF DISTRIBUTION

The selling stockholders, or their pledgees, donees, transferees, or any of their successors in interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (all of whom may be selling stockholders), may sell the securities from time to time on any stock exchange or automated interdealer quotation system on which the securities are listed, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. The selling stockholders may sell the securities by one or more of the following methods, without limitation:

(a) block trades in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b) purchases by a broker or dealer as principal and resale by the broker or dealer for its own account pursuant to this prospectus;

(c) on any national securities exchange or quotation service on which the securities are listed or quoted at the time of sale;

(d) in the over-the-counter market;

(e) otherwise than on such exchanges or services or in the over-the-counter market;

(f) ordinary brokerage transactions and transactions in which the broker solicits purchases;

(g) privately negotiated transactions;

(h) short sales;

(i) through the writing of options on the securities, whether or not the options are listed on an options exchange;

(j) through the distribution of the securities by any selling securityholder to its partners, members or stockholders;

(k) one or more underwritten offerings on a firm commitment or best efforts basis;

(l) transactions which may involve crosses or block transactions;

(m) to cover hedging transactions (other than “short sales” as defined in Rule 3b-3 under the Exchange Act) made pursuant to this prospectus;

(n) by pledge to secure debts or other obligations;

(o) any combination of any of these methods of sale; and

(p) any other manner permitted pursuant to applicable law.

The selling stockholders may also transfer the securities by gift. We do not know of any arrangements by the selling stockholders for the sale of any of the securities.

The selling stockholders may engage brokers and dealers, and any brokers or dealers may arrange for other brokers or dealers to participate in effecting sales of the securities. These brokers, dealers or underwriters may act as principals, or as an agent of a selling securityholder. Broker-dealers may agree with a selling stockholder to sell a specified number of the securities at a stipulated price per security. If the broker-dealer is unable to sell securities acting as agent for a selling stockholder, it may purchase as principal any unsold securities at the stipulated price. Broker-dealers who acquire securities as principals may thereafter resell the securities from time to time in transactions in any stock exchange or automated interdealer quotation system on which the securities are then listed, at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. Broker-dealers may use block transactions and sales to and through broker-dealers, including transactions of the nature described above. The selling stockholders may also sell the securities in accordance with Rule 144 under the Securities Act of 1933, as amended, rather than pursuant to this prospectus, regardless of whether the securities are covered by this prospectus.

From time to time, one or more of the selling stockholders may pledge, hypothecate or grant a security interest in some or all of the securities owned by them. The pledgees, secured parties or persons to whom the securities have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling stockholders. As and when a selling stockholder takes such actions, the number of securities offered under this prospectus on behalf of such selling stockholder will decrease. The plan of distribution for that selling stockholder’s securities will otherwise remain unchanged. In addition, a selling stockholder may, from time to time, sell the securities short, and, in those instances, this prospectus may be delivered in connection with the short sales and the securities offered under this prospectus may be used to cover short sales.

To the extent required under the Securities Act of 1933, the aggregate amount of selling stockholders’ securities being offered and the terms of the offering, the names of any agents, brokers, dealers or underwriters and any applicable commission with respect to a particular offer will be set forth in an accompanying prospectus supplement. Any underwriters, dealers, brokers or agents participating in the distribution of the securities may receive compensation in the form of underwriting discounts, concessions, commissions or fees from a selling stockholder and/or purchasers of selling stockholders’ securities, for whom they may act (which compensation as to a particular broker-dealer might be in excess of customary commissions).

The selling stockholders and any underwriters, brokers, dealers or agents that participate in the distribution of the securities may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, and any discounts, concessions, commissions or fees received by them and any profit on the resale of the securities sold by them may be deemed to be underwriting discounts and commissions.

A selling stockholder may enter into hedging transactions with broker-dealers and the broker-dealers may engage in short sales of the securities in the course of hedging the positions they assume with that selling securityholder, including, without limitation, in connection with distributions of the securities by those broker-dealers. A selling stockholder may enter into option or other transactions with broker-dealers that involve the delivery of the securities offered hereby to the broker-dealers, who may then resell or otherwise transfer those securities. A selling stockholder may also loan or pledge the securities offered hereby to a broker-dealer and the broker-dealer may sell the securities offered hereby so loaned or upon a default may sell or otherwise transfer the pledged securities offered hereby.

The selling stockholders and other persons participating in the sale or distribution of the securities will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the selling stockholders and any other person. The anti-manipulation rules under the Securities Exchange Act of 1934 may apply to sales of securities in the market and to the activities of the selling stockholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

We have agreed to indemnify in certain circumstances the selling stockholders and any brokers, dealers and agents who may be deemed to be underwriters, if any, of the securities covered by the registration statement, against certain liabilities, including liabilities under the Securities Act of 1933. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Certain of the securities offered hereby have been issued to the selling stockholders in transactions exempt from the registration requirements of the Securities Act of 1933, as amended. We agreed pursuant to a registration rights agreement we entered into with the selling stockholders to register such securities and all other shares of common stock owned by them under the Securities Act of 1933, and to keep the registration statement of which this prospectus is a part effective until the date on which the selling stockholders have sold all of the securities. We have agreed to pay all expenses in connection with this offering, including the fees and expenses of counsel or other advisors to the selling stockholders, but not including underwriting discounts, concessions or commissions of the selling stockholders.

We will not receive any proceeds from sales of any securities by the selling stockholders.

We cannot assure you that the selling stockholders will sell all or any portion of the securities offered hereby.

LEGAL MATTERS

Certain legal matters have been passed upon for us by Kirkland & Ellis LLP, Chicago, Illinois (a limited liability partnership that includes professional corporations).

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended March 31, 2006 have been so incorporated in reliance on the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in Note 1 to our financial statements and an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INCORPORATION BY REFERENCE

We disclose important information to you by referring you to documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and information in documents that we file later with the SEC will automatically update and supersede information in this prospectus. We incorporate by reference the documents listed below into this prospectus, and any future filings made by us with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act until we close this offering, including all filings made after the date of the initial registration statement and prior to the effectiveness of the registration statement. We hereby incorporate by reference the following documents:

•	our Annual Report on Form 10-K for the fiscal year ended March 31, 2006, filed with the SEC on June 29, 2006 and the portions of the Proxy Statement dated July 28, 2006 that are incorporated by reference into the Form 10-K;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended June 30, 2006, filed with the SEC on August 8, 2006, and September 30, 2006, filed with the SEC on November 9, 2006;

•	our Current Report on Form 8-K, filed with the SEC on June 29, 2006;

•	our Current Report on Form 8-K, filed with the SEC on July 6, 2006;

•	our Current Report on Form 8-K, filed with the SEC on August 4, 2006;

•	our Current Report on Form 8-K, filed with the SEC on August 23, 2006;

•	our Current Report on Form 8-K/A, filed with the SEC on August 24, 2006;

•	our Current Report on Form 8-K filed with the SEC on August 28, 2006;

•	our Current Report on Form 8-K filed with the SEC on September 19, 2006;

•	our Current Report on Form 8-K filed with the SEC on September 26, 2006;

•	our Current Report on Form 8-K filed with the SEC on October 20, 2006;

•	our Current Report on Form 8-K filed with the SEC on November 6, 2006; and

•	our Current Report on Form 8-K filed with the SEC on November 9, 2006.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus is modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded does not, except as so modified or superseded, constitute a part of this prospectus.

You may request a copy of these filings, at no cost, by written or oral request made to us at the following address or telephone number:

Exide Technologies
13000 Deerfield Parkway
Building 200
Alpharetta, GA 30004
(678) 566-9000
Attention: Corporate Secretary

AVAILABLE INFORMATION

We file annual, quarterly and current reports, prospectus and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference rooms. The SEC also maintains an internet website, at http://www.sec.gov, that contains our filed reports, proxy and information statements and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www.exide.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus and is not incorporated by reference into this document.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution

The following table sets forth all costs and expenses payable by us in connection with the sale of the securities being registered hereunder. All of the amounts shown are estimates except for the SEC registration fee.

SEC registration fee	$11,019.78
Legal fees and expenses	5,000.00
Accounting fees and expenses	15,000.00
Printing costs	9,000.00
Miscellaneous expenses	5,000.00

Total	$45,019.78

Item 15.	Indemnification of Directors and Officers

We are incorporated under the laws of the State of Delaware. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such persons in connection with any threatened, pending or completed actions, suits or proceedings in which such persons are made a party by reason of being or having been a director, officer, employee or agent to the corporation. The Delaware General Corporation Law provides that Section 145 is not excluding other rights to which those seeking indemnification may be entitled under any certificate of incorporation, bylaws, agreement, vote of stockholders or disinterested directors or otherwise. Our bylaws provide for indemnification by us of our directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions or (iv) for any transactions from which the director derived an improper personal benefit. Our certificate of incorporation provides for such limitations of liability to the fullest extent permitted by Delaware General Corporation Law.

We have entered into indemnification agreements with certain of our officers and all members of our board of directors. The indemnification agreements provide that we will indemnify our officers and directors party thereto against any losses, expenses and taxes arising from any action taken against the officers and directors by reason of or relating to their status or actions taken in their capacity as our officers or directors. We are not responsible for indemnifying officers and directors for any action initiated or brought voluntarily by any officer or director against us or any of our employees.

We maintain standard policies of insurance under which coverage is provided (i) to our directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act and (ii) to us with respect to payments which may be made by us to such directors and officers pursuant to the above indemnification provision or otherwise as a matter of law.

Item 16.	Exhibits

The list of exhibits in the Exhibit Index to this report is incorporated herein by reference.

Item 17.	Undertakings

(a) Exide Technologies hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Exide Technologies hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Exide Technologies’ annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Alpharetta, State of Georgia, on the 16th day of November, 2006.

EXIDE TECHNOLOGIES

By:	/s/ Gordon A. Ulsh Name: Gordon A. Ulsh Title: President, Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Barbara A. Hatcher and Brad S. Kalter and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement (and any registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, for the offering which this Registration Statement relates), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

* * * *

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated:

Signatures	Capacity	Dates

/s/ Gordon A. Ulsh Gordon A. Ulsh	President, Chief Executive Officer and Director (Principal Executive Officer)	November 16, 2006

/s/ Francis M. Corby Jr. Francis M. Corby Jr.	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	November 16, 2006

/s/ Phillip A. Damaska Phillip A. Damaska	Senior Vice President and Corporate Controller (Principal Accounting Officer)	November 16, 2006

/s/ John P. Reilly John P. Reilly	Chairman of the Board of Directors	November 16, 2006

Signatures	Capacity	Dates

/s/ Herbert F. Aspbury Herbert F. Aspbury	Director	November 16, 2006

/s/ Michael R. D’Appolonia Michael R. D’Appolonia	Director	November 16, 2006

/s/ David S. Ferguson David S. Ferguson	Director	November 16, 2006

/s/ Paul W. Jennings Paul W. Jennings	Director	November 16, 2006

/s/ Michael P. Ressner Michael P. Ressner	Director	November 16, 2006

/s/ Carroll R. Wetzel Carroll R. Wetzel	Director	November 16, 2006

EXHIBIT INDEX

Exhibit
Number	Description

2.1	Standby Purchase Agreement among Exide Technologies and Tontine Capital Partners, L.P., Legg Mason Investment Trust, Inc. and Arklow Capital, LLC, dated June 28, 2006 (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on June 29, 2006).
2.2	Form of Registration Rights Agreement to be entered into among Exide Technologies and Tontine Capital Partners, L.P., Legg Mason Investment Trust, Inc. and Arklow Capital, LLC, (incorporated by reference to Exhibit 10.1 to our Form 8-K filed with the SEC on June 29, 2006).
2.3	Amendment to Standby Purchase Agreement among Exide Technologies and Tontine Capital Partners, Legg Mason Investment Trust, Inc. and Arklow Capital, LLC, dated August 1, 2006 (incorporated by reference to Exhibit 2.3 to our Registration Statement on Form S-3 filed with the SEC on August 2, 2006).
3.1	Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 to our Report on Form 10-Q filed with the SEC on November 9, 2006).
3.2	Amended and Restated Bylaws (incorporated by reference to Exhibit 3.2 to our Annual Report on Form 10-K filed with the SEC on June 29, 2006).
5.1	Opinion of Kirkland & Ellis LLP.*
23.1	Consent of PricewaterhouseCoopers LLP.*
23.2	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature page).

* Filed herewith.